                                                                     EXHIBIT 5.1












                                                       March 30, 1998


Storage Computer Corporation
11 Riverside Street
Nashua, NH 03062

         Re: Registration Statement on Form S-8 Relating to the 401(k) Savings Plan (the "Plan")
                  OF STORAGE COMPUTER CORPORATION (THE "COMPANY")

Ladies and Gentlemen:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on or about March 30, 1998 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 75,000 shares of Common Stock, $.001 par value per share, of the Company issuable pursuant to the Plan (the "Shares").

         We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and duly authorized by the Company's Board of Directors or Compensation Committee, the Shares will be validly issued, fully paid and nonassessable.

Storage Computer Corporation
March 30, 1998
Page 2


         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                   Very truly yours,

                                                   /s/ Peabody & Arnold LLP

                                                   Peabody & Arnold LLP